Exhibit 5.1

SIDLEY AUSTIN LLP 1001 PAGE MILL ROAD BUILDING 1 PALO ALTO, CA 94304 +1 650 565 7000 +1 650 565 7100 FAX AMERICA ● ASIA PACIFIC ● EUROPE
October 15, 2024
Grove Collaborative Holdings, Inc.
1301 Sansome Street
San Francisco, California 94111
Re:    Registration Statement on Form S-3
Ladies and Gentlemen:
We refer to the Registration Statement on Form S-3 (the “Registration Statement”) being filed by Grove Collaborative Holdings, Inc., a Delaware public benefit corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration under the Securities Act of the resale from time to time by the selling securityholder named in the prospectus contained in the Registration Statement and any supplement thereto or their permitted transferees of up to an aggregate of 7,760,761 shares (the “Conversion Shares”) of the Company’s Class A common stock, par value $0.0001 per share (“Class A Common Stock”) issuable upon conversion of 15,000 shares (the “Preferred Shares”) of the Company’s Series A' Convertible Preferred Stock (the “Series A' Preferred Stock”). The Preferred Shares were issued in a private placement transaction pursuant to the terms of that certain Subscription Agreement, dated as of September 20, 2024, by and between the Company and Volition Capital Fund IV, L.P. (the “Subscription Agreement”).
This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.
We have examined the Registration Statement, the Certificate of Incorporation of the Company, as amended, including, without limitation, the Amended and Restated Certificate of Designation of Series A Preferred Stock creating the Series A' Preferred Stock, as filed with the Secretary of State of the State of Delaware and in effect on the date hereof (as so amended, the “Certificate of Incorporation”), the Bylaws of the Company as in effect on the date hereof (the “Bylaws”), the Subscription Agreement, and the resolutions adopted by the board of directors of the Company relating to the Registration Statement, the Subscription Agreement and the issuance by the Company of the Preferred Shares and the Conversion Shares issuable upon conversion of the Preferred Shares. We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and statements of the

Sidley Austin LLP is a limited liability partnership practicing in affiliation with other Sidley Austin partnerships.

Grove Collaborative Holdings, Inc.
October 15, 2024

Company and other corporate documents and instruments, and have examined such questions of law, as we have considered relevant and necessary as a basis for this opinion letter. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all persons and the conformity with the original documents of any copies thereof submitted to us for examination. As to facts relevant to the opinions expressed herein, we have relied without independent investigation or verification upon, and assumed the accuracy and completeness of, certificates, letters and oral and written statements and representations of public officials and officers and other representatives of the Company.
Based on the foregoing and subject to the qualifications and limitations set forth herein, we are of the opinion that the Conversion Shares will be validly issued, fully paid and non-assessable when: (i) the Registration Statement, as finally amended, shall have been declared effective under the Securities Act and (ii) the certificates representing such Conversion Shares (as applicable) shall have been duly executed, countersigned and registered and duly delivered to the purchasers thereof, or, if any such Conversion Shares are to be issued in uncertificated form, the Company’s books shall reflect the issuance of such Conversion Shares to the purchasers thereof against payment of the purchase price therefor in an amount not less than the par value thereof, all in accordance with the terms of the Certificate of Incorporation and the related Subscription Agreement.
For the purposes of this opinion letter, we have assumed that, at the time of the issuance, sale and delivery of any of the Conversion Shares: (i) such Conversion Shares will be issued and sold as contemplated in the Registration Statement and the prospectus relating thereto; and (ii) the Certificate of Incorporation and the Bylaws, each as currently in effect, will not have been modified or amended and will be in full force and effect.
In rendering the opinion set forth above, we have assumed that at the time the Conversion Shares are to be issued upon conversion of the Preferred Shares, there will be a sufficient number of shares of Class A Common Stock authorized and then available for issuance under the Certificate of Incorporation as then in effect.
This opinion letter is limited to the General Corporation Law of the State of Delaware. We express no opinion as to the laws, rules or regulations of any other jurisdiction, including, without limitation, the federal laws of the United States of America or any state securities or blue sky laws.
We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to all references to our Firm included in or made a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Grove Collaborative Holdings, Inc.
October 15, 2024

Very truly yours,

/s/ Sidley Austin LLP